STOCK OPTION MODIFICATION AGREEMENT

THIS STOCK OPTION MODIFICATION AGREEMENT (the "**Agreement**") is entered into as of July 1, 2008 (the "**Effective Date**"), by and between Mantra Venture Group Ltd., a Nevada corporation located at 1205 – 207 West Hastings Street, Vancouver, BC V6B 1H7 (the "**Company**"), and David Warren (d.b.a. 100772 Canada Ltd.), a consultant of the Company (the "**Optionee**").

WHEREAS the Company wishes to extend the Optionee's previous grant of options to purchase 150,000 shares of the Company's common stock at a price of $0.25 per share which would otherwise expire on September 1, 2009 or upon termination of the Optionee's Consulting Agreement.

WHEREAS the Company wishes to extend the Optionee's previous grant of options to purchase 150,000 shares of the Company's common stock at a price of $0.25 per share which would otherwise expire on January 1, 2010 or upon termination of the Optionee's Consulting Agreement.

WHEREAS the Company has determined that it would be to the advantage and in the best interest of the Company and its stockholders to grant to Optionee a modification of said options as an incentive for the Optionee assisting the Company in its transition to a new Chief Financial Officer.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. **Modification of Options and Time to Exercise**.

   (a) The right of the Optionee to exercise 150,000 of the options vested on September 1, 2007 is hereby modified to the earlier of the following:

   i. On August 29, 2008; or

   ii. Five business days after the Company's common stock trades at least one time per day on the FINRA Over the Counter Bulletin Board at a price at or above $0.50 per share for seven consecutive trading days.

   (b) The right of the Optionee to exercise 150,000 of the options vested on January 1, 2008 is hereby modified to the earlier of the following:

   i. On August 29, 2008; or

   ii. Five business days after the Company's common stock trades at least one time per day on the FINRA Over the Counter Bulletin Board at a price at or above $0.50 per share for seven consecutive trading days.

2. **Modification of Option Agreement**.

(a) Section 2 of the Option Agreement between the Company and the Optionee dated September 1, 2007, which sets forth the expiry date of the Optionee's options is hereby amended to read as follows:

"2. **Term**. The Options may be exercised by the Optionee until the expiry date of the Options as per the following table:

Vesting Date	Purchase Price Per Share ($)	Number of Options	Expiry Date
September 1, 2007	0.25	150,000	August 29, 2008[1]
January 1, 2008	0.25	150,000	August 29, 2008[1]

(1) or five business days after the Company's common stock trades at least one time per day on the FINRA Over the Counter Bulletin Board at a price at or above $0.50 per share for seven consecutive trading days, whichever is earlier."

(b) Except as specifically set forth herein to the contrary, all other terms and conditions of the September 1, 2007 Option Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the day and year first above written.

THE COMPANY:

MANTRA VENTURE GROUP LTD.

Larry Kristof, President and C.E.O.

OPTIONEE:

David Warren